EXHIBIT 10.7

POWER OF THE DREAM VENTURES, INC.
1095 Budapest
Soroksari ut 94-96
Hungary
Tel: +36-1-456-6061
Fax: +36-1-456-6062

June 6, 2007

CONFIDENTIAL

Dr. Gábor Szilágyi
2011 Budakalász
Jókai Mór utca 89
Hungary

Re:	Business Services Consulting Agreement

Dear Dr. Szilágyi:

This letter (this “Agreement”) constitutes the agreement between Power of the Dream Ventures, Inc., a Delaware corporation and Dr Gabor Szilágyi (“Consultant” or “GSZ”) pursuant to which GSZ will serve as a the legal representative of the company with respect to its business matters in Hungary.  The terms of this Agreement are as follows:

A.	Services. At the Company’s request, GSZ shall provide general business consulting services including, but not limited to the following:

1.
legal representation of Power of the Dream Venture’s wholly owned Hungarian subsidiary, Vidatech Kft., in all legal matters relating to the operation of Vidatech as stipulated and mandated by Hungarian law.

Dr. Gabor Szilágyi
June 6, 2007

B.           Fees and Expenses.  In connection with the services described in Section A above, the Company shall issue to GSZ a one-time payment of one hundred thousand (100,000) shares of the Company’s common stock, $.0001 par value per share upon the execution hereof, in consideration of securing his commitment to the Company for the term herein provided. In addition, the Company hereby agrees, from time to time upon request, to reimburse GSZ for all reasonable travel and other out-of-pocket expenses incurred in connection with GSZ’s engagement hereunder; provided, however, that each individual expense in excess of Two Hundred Fifty and 00/100 Dollars ($250.00) shall require the prior written approval of the Company and, in any event, cumulative expenses of GSZ hereunder shall not exceed two thousand and 00/100 Dollars ($2,000.00).

D.
Term of Engagement. Except as set forth below, the initial term of GSZ’s engagement will begin on the date hereof and end twelve (12) months from the date hereof.  Either party may terminate GSZ’s engagement before the end of the initial term hereto at any time, with or without cause, upon ten (10) days’ prior written notice to the other party.  Notwithstanding any such termination, the provisions in this Agreement regarding Fees and Expenses, Use of Information, Indemnity, Arbitration of Disputes and Confidentiality shall survive and remain in full force and effect and be binding on any successors of the Company. GSZ acknowledges that all materials produced as part of this agreement become the exclusive property of the Company and that GSZ may not use any of said materials without the express written consent of the Company.

E.
Use of Information. The Company will furnish GSZ such information as GSZ reasonably requests in connection with the performance of his services hereunder.  The Company understands, acknowledges and agrees that, in performing his services hereunder, GSZ will use and rely entirely upon such information as is provided by the Company as well as publicly available information regarding the Company and that GSZ does not assume responsibility for independent verification of the accuracy or completeness of any information, whether publicly available or otherwise furnished to GSZ, concerning the Company including, without limitation, any technical information, engineering data or prototype plans considered by GSZ in connection with the provision of his services.  Accordingly, GSZ shall be entitled to assume and rely upon the accuracy and completeness of all such information and shall not be required to conduct a physical inspection of any of the properties or assets or to prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities of the Company. With respect to any technical data made available to GSZ by the Company and used by GSZ in his work, GSZ shall be entitled to assume that such technical drawings have been reasonably prepared and reflect the best currently available information of the management of the Company as to the matters covered thereby.  If any information provided to GSZ by the Company becomes inaccurate, incomplete or misleading in any material respect during GSZ’s engagement hereunder, the Company shall so advise GSZ.

Dr. Gabor Szilágyi
June 6, 2007

F.
Confidentiality. GSZ agrees to keep confidential during the term, and for 24 months after any termination of this Agreement, all material nonpublic information provided to it by the Company, except as required by law, pursuant to an order of a court of competent jurisdiction or the request of a regulatory authority having jurisdiction over GSZ, or as contemplated by the terms of this Agreement. Notwithstanding anything to the contrary herein, GSZ may disclose nonpublic information to his affiliates, agents and advisors whenever GSZ determines that such disclosure is necessary to provide the services contemplated hereunder.

G.	Indemnity. GSZ and the Company agree to the provisions with respect to indemnification by the Company of GSZ and certain other parties as set forth on Annex A attached hereto.

H.
Limitation of GSZ’s Engagement by the Company. The Company acknowledges that GSZ has been retained only by the Company, that GSZ is providing services hereunder as an independent contractor (and not in any fiduciary or agency capacity), and that the Company’s engagement of GSZ is not deemed to be on behalf of, and is not intended to confer rights upon, any shareholder, owner or partner of the Company or any other person not a party hereto as against GSZ.  Unless otherwise expressly agreed in writing by GSZ, no one other than the Company is authorized to rely upon this engagement or any other statements or conduct of GSZ, and no one other than the Company is intended to be a beneficiary of this Agreement.  The Company acknowledges that any recommendations or advice, written or oral, given by GSZ to the Company in connection with GSZ’s engagement are intended solely for the benefit and use of the Company’s management and directors, and any such recommendations or advice are not on behalf of, and shall not confer any rights or remedies upon, any other person or be used or relied upon for any other purpose.

Dr. Gabor Szilágyi
June 6, 2007

I.
Limitation on GSZ’s Liability to the Company. GSZ and the Company further agree that GSZ shall have no liability to the Company, its security holders or creditors, or any person asserting claims on behalf of or in the right of the Company (whether direct or indirect, in contract, tort, for an act of negligence or otherwise) for any losses, fees, damages, liabilities, costs, expenses or equitable relief arising out of or relating to this Agreement or the services to be rendered hereunder, except for losses, fees, damages, liabilities, costs or expenses that arise out of or are based on any action of or failure to act by GSZ and that are finally determined (by a court of competent jurisdiction and after exhausting all appeals or in an arbitration conducted in accordance with this Agreement) to have resulted solely from the gross negligence or willful misconduct of GSZ.

J.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

K.
Arbitration of Disputes. Except as provided below, any claim or controversy arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The arbitration of any such claim or controversy shall take place in New York, NY.

L.
Miscellaneous. This Agreement shall not be modified or amended except in writing signed by GSZ and the Company.  This Agreement shall not be assigned without the prior written consent of GSZ and the Company.  This Agreement constitutes the entire agreement of GSZ and the Company with respect to the subject matter hereof and supersedes all prior agreements.  If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination shall not affect such provision in any other respect, and the remainder of the Agreement shall remain in full force and effect.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dr. Gabor Szilágyi
June 6, 2007

In acknowledgment that the foregoing correctly sets forth the understanding reached by GSZ and the Company, please sign in the space provided below, whereupon this letter shall constitute a binding Agreement as of the date indicated below.

Sincerely,

POWER OF THE DREAM VENTURES, INC.

By
	Name:	Viktor Rozsnyay, President

ACCEPTD AND AGREED THIS
6 DAY OF JUNE, 2007:

CONSULTANT:

Name:	Dr. Gabor Szilágyi

Dr. Gabor Szilágyi
June 6, 2007

ANNEX A

In connection with GSZ’s engagement to advise and to assist the Company pursuant to the Agreement dated June 6 2007 to which this Annex A is attached, the Company agrees to indemnify and to hold harmless GSZ (hereinafter referred to as an “Indemnified Party”), to the full extent allowed by law or equity, from and against any and all judgments, losses, claims (whether or not valid), damages, costs, fees, expenses or liabilities, joint or several, to which an Indemnified Party may become subject, related to or arising out of GSZ’s engagement or performance under the Agreement, the transaction contemplated thereby, the services rendered by GSZ under the Agreement, or any actual or threatened claim, litigation, investigation, proceeding or action in any court of before any regulatory, administrative or other body relating to any of the foregoing (hereinafter referred to collectively as a “Claim”), and shall, upon request, reimburse an Indemnified Party for all legal and other costs, fees and expenses as they are incurred in connection with investigating, preparing or defending a Claim, whether or not such Indemnified Party is ever made party to any legal proceedings; provided, however, that no such indemnification shall be required to be paid to an Indemnified Party with respect to a Claim that is finally determined by a court of competent jurisdiction (after exhaustion of all appeals) or in an arbitration conducted in accordance with this Agreement to have resulted solely from the gross negligence or willful misconduct of such Indemnified Party.

In the event that the foregoing indemnity is unavailable or insufficient for any reason (other than by reason of the terms hereof) to hold any Indemnified Party harmless, then the Company shall contribute to any amounts paid or payable by an Indemnified Party in such proportion as appropriately reflects the relative benefits received by such Indemnified Party and to the Company in connection with the matters to which the Claim relates.  If an allocation solely on the basis of benefits is judicially determined to be impermissible, then the Company shall contribute in such proportion as appropriately reflects the relative benefits and relative fault of the Company and such Indemnified Party, as well as any other equitable considerations.  In no event shall the Company contribute less than the amount necessary to ensure that the aggregate liability of GSZ for contribution pursuant to this paragraph in connection with all Claims do not exceed the amount of fees actually received by GSZ under the Agreement.  For purposes hereof, relative benefits to the Company and GSZ shall be deemed to be in the same proportion that the total value received or contemplated to be received by the Company and/or its security holders bears to the fees paid to GSZ under the Agreement, and other relative fault of each indemnified party an the Company shall be determined by reference to, among other things, whether the actions and omissions to act were by such Indemnified Party or the Company and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such action or omission.

All amounts due to an Indemnified Party hereunder shall be payable by the Company promptly upon request by such Indemnified Party.  In addition, the Company agrees to pay all costs and expenses (including attorneys’ fees) incurred by an Indemnified Party to enforce the terms of this Annex A.

Dr. Gabor Szilágyi
June 6, 2007

The Company agrees not to enter into any waiver, release or settlement of any Claim (whether or not GSZ is a formal party to such Claim) in respect of which indemnification may be sought hereunder without the prior written consent of GSZ (which consent will not be unreasonably withheld), unless such waiver, release or settlement includes an unconditional release of GSZ from all liability arising out of such claim.

The provisions of this Annex A shall be in addition to any liability which the Company may otherwise have to GSZ; shall not be limited by any rights that GSZ may otherwise have; shall remain in full force and effect regardless of any termination of GSZ’s engagement; and shall be binding upon any successors or assigns of GSZ and the Company.